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                                          DEFINITIVE COPY



                     Eastman Kodak Company



           Notice of 1998 Annual Meeting and Proxy Statement






                (CORPORATE LOGO AND PICTURE OMITTED)






Date of Notice March 20, 1998

                               NOTICE OF THE 1998
                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of Eastman Kodak Company will be held on Wednesday, May 13, 1998, at 10:00 AM, at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, to consider and take action on the following:
    1. The election of four Class II directors: Alice F. Emerson, Harry L. Kavetas, Paul H. O'Neill and Laura D'Andrea
Tyson, each for a term of three years; two Class III
directors: Durk I. Jager and Daniel A. Carp, each for a
term of one year; and one Class I director:  Delano E.
Lewis, for a term of two years.
    2. The ratification of election of Price Waterhouse LLP as the independent accountants.
    3. Amendment of Wage Dividend Plan.
    4. Amendment of Management Variable Compensation Plan.
    5. Action on a shareholder proposal requesting an executive compensation review.
    6. Action on a shareholder proposal requesting annual election of all directors.
Your Board of Directors recommends a vote "FOR" items 1 - 4 and a vote "AGAINST" item 5. The Board makes no recommendation with respect to item 6.
Shareholders of record at the close of business on March 16, 1998, are entitled to vote at the Annual Meeting.
If you plan to attend the Meeting, please check the appropriate box on the enclosed proxy card. If you plan to bring a guest with you to the Meeting, check the appropriate box on the enclosed proxy card. If you vote by telephone or Internet, follow the instructions provided for attendance. To enter the Meeting, bring with you the "admission ticket" attached to your proxy card.
This ticket should be given to an admission attendant at the registration area. If you bring a guest, be sure your guest is with you when you go through the registration area. If your shares are held by a broker or other nominee, bring proof of your ownership. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.
If you have any questions about the Meeting, please contact:
    Coordinator, Shareholder Services
    Eastman Kodak Company
    343 State Street
    Rochester, New York 14650-0520
    (716) 724-5492
Please do not write any comments on your proxy card. Consistent with the Company's policy on confidential voting (see page 5), proxy cards will not be seen by anyone at the Company.
Photographs will be taken at the Annual Meeting for use by the Company. The Company may use these photographs in publications. If you attend the Meeting, we assume you give us permission to use your picture.
The Cobb Galleria Centre is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services at
(716) 724-5492.
By Order of the Board of Directors
/s/ Joyce P. Haag
Joyce P. Haag, Secretary
Eastman Kodak Company
March 20, 1998


                              March 20, 1998

Dear Shareholder:
      You are cordially invited to attend our Annual Meeting of shareholders on Wednesday, May 13, 1998, at 10:00 AM, at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia. We will review Kodak's performance and answer your questions. Enclosed with this Proxy Statement is your proxy card.
      This year you may vote by telephone or the Internet. We encourage you to take advantage of these new voting options.
      Also new this year will be the use of an "admission ticket" for attending the Meeting. It is attached to your proxy card. Please remove it from your proxy card and bring it with you to gain entry to the Meeting.
      We look forward to seeing you on May 13 and would like to take this opportunity to remind you that your vote is very important.

                               Sincerely,
                               /s/ George M. C. Fisher
                               George M.C. Fisher

                           TABLE OF CONTENTS
Notice of the Meeting                                           4
Letter to Shareholders                                          6
Questions and Answers                                           8
Proposals to be Voted Upon                                     11
 Item 1-Election of Directors                                  11
 Item 2-Ratification of Election of Independent Accountants    11
 Item 3-Amendment of Wage Dividend Plan                        12
 Item 4-Amendment of Management Variable Compensation Plan     14
 Item 5-Shareholder Proposal-Executive Compensation Review     16
 Item 6-Shareholder Proposal-Annual Election of Directors      18
Board of Directors                                             20
 Board Committees                                              24
 Meeting Attendance                                            26
 Director Compensation                                         27
Beneficial Security Ownership Table                            28
Compensation of Named Executive Officers                       29
  Summary Compensation Table                                   30
  Option /SAR Grants Table                                     32
  Option /SAR Exercises and Year-End Values Table              34
  Long-Term Incentive Plan                                     35
Employment Contracts                                           37
Retirement Plan                                                38
Report of the Executive Compensation and Development Committee 41
Performance Graph-Shareholder Return                           46
Exhibit A-Wage Dividend Plan                                   47
Exhibit B-Management Variable Compensation Plan                49

QUESTIONS and ANSWERS
Q:  What am I voting on?
A:  You are voting on the following:

    1. The election of four Class II directors: Alice F. Emerson, Harry L. Kavetas, Paul H. O'Neill and Laura D'Andrea
Tyson, each for a term of three years; the election of two
Class III directors: Durk I. Jager and Daniel A. Carp,
each for a term of one year; and the election of one Class
I director: Delano E. Lewis, for a term of two years.
    2. The ratification of election of Price Waterhouse LLP as independent accountants.
    3. Amendment to Wage Dividend Plan.
    4. Amendment to Management Variable Compensation Plan.
    5. A shareholder proposal requesting an executive compensation review.
    6. A shareholder proposal requesting the annual election of all directors.
The Company is not aware of any other matters that will be brought before the shareholders for a vote. If any other matter is properly brought before the Meeting, George M. C. Fisher and Joyce
P. Haag, acting as your proxies, will vote on your behalf, in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted upon, other than procedural matters such as adjournment of the Meeting.
Q:  Who is entitled to vote?
A: Shareholders of record as of the close of business on March 16, 1998 (the Record Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.
Q:  How do I vote?
A: You can vote in person or by mail, telephone or Internet. To vote by mail, sign and date each proxy card you receive and return it in the prepaid envelope. To vote by telephone or Internet, follow the instructions on the proxy card. Your shares will be voted as you indicate. If you do not indicate your voting preferences, George M. C. Fisher and Joyce P. Haag will vote your shares FOR items 1-4, AGAINST item 5 and ABSTAIN on item 6. You have the right to revoke your proxy any time before the Meeting by
1) notifying Kodak's Corporate Secretary; 2) voting in person; 3) returning a later-dated proxy card; or 4) entering a new vote by telephone or Internet.
Q:  Is my vote confidential?
A: Yes. Proxy cards, ballots and telephone and Internet votes that identify individual shareholders are confidential. Only the election inspectors and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company.
Q:  Who will count the vote?
A:  BankBoston will tabulate the votes and act as inspectors of election.
Q:  What shares are included in the proxy card?
A: The shares on your card represent all your shares including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and the shares credited to your account in the Savings and Investment Plan and the Kodak Employees Stock Ownership Plan. The Trustees and custodians of these plans will vote your shares in each plan as you direct. If you do not vote, your shares, including those in these plans, will not be voted.
__________________________________________________________________
Q:  What does it mean if I get more than one proxy card?
A: It means your shares are registered differently and are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent at (800) 253-6057.
Q:  Who can attend the Annual Meeting?
A: All shareholders as of the Record Date can attend and bring a guest. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.
__________________________________________________________________
Q:  What constitutes a quorum?
A: A majority of the outstanding shares as determined on the Record Date, present or represented by proxy, constitutes a quorum for voting on proposals at the Annual Meeting. If you submit a properly completed proxy card or vote by telephone or Internet, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum but neither will be counted as votes cast. On March 2, 1998, there were 323,230,504 shares outstanding.
Q:  What vote is required to approve the items to be voted upon?
A: Directors are elected by a plurality. This means the four Class II nominees receiving the greatest number of votes will be elected, the two Class III nominees receiving the greatest number of votes will be elected and the one Class I nominee receiving the greatest number of votes will be elected.
    The ratification of election of the independent accountants and the two compensation plan amendments require the affirmative vote of a majority of the votes cast at the Meeting.
    The shareholder proposals require the affirmative vote of a majority of the votes cast at the Meeting. However, the adoption of the shareholder proposal requesting annual election of all directors would not by itself eliminate board classification. Eliminating board classification requires an amendment to the Company's Restated Certificate of Incorporation, which requires action by the Board of Directors and the affirmative vote of at least 80 percent of the outstanding shares of the Company.
Q:  When are the shareholder proposals due for the 1999 Annual
    Meeting?
A: In order to be considered for next year's Proxy Statement, shareholder proposals must be in writing, addressed to Joyce P. Haag, Corporate Secretary, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218, and received by November 19, 1998.
Q:  How do I recommend someone to be a director of Kodak?
A:  You may recommend any person as a director by writing to Joyce
P. Haag, Corporate Secretary, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218. You must include with your recommendation a description of the nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Committee on Directors will consider persons recommended by shareholders.
Q:  How much did this proxy solicitation cost?
A: The Company hired Georgeson & Co. Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, Kodak will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.
Q:  What other information about the Company is available?
A:  The following information is available:
  - Annual Report on Form 10-K;
  - Transcript of the Annual Meeting;
  - Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries;
  - Report on diversity;
  - Health, Safety and Environment Annual Report.
    You may request copies by contacting:
      Coordinator, Shareholder Services
      Eastman Kodak Company
      343 State Street
      Rochester, New York 14650-0520
      (716) 724-5492

                        PROPOSALS TO BE VOTED UPON
ITEM 1-ELECTION OF DIRECTORS
The By-Laws of the Company require at least nine directors but no more than eighteen. The number of directors is set by the Board. The Board is divided into three classes of directors with overlapping three-year terms. There are four Class II directors whose terms expire at the 1998 Annual Meeting.
The remaining directors whose terms are continuing until the 1999 and 2000 Annual Meeting appear on pages 22-24. Dr. Kaske, who is a Class III director, will retire on May 13, 1998. Mr. Goizueta, who was a Class II director, died on October 18, 1997.
Nominees for re-election as Class II directors are Alice F. Emerson, Harry L. Kavetas and Laura D'Andrea Tyson. In addition, Paul H. O'Neill is standing for election by the shareholders for the first time as a Class II director. All four of these individuals agreed to serve a three-year term (see pages 20 and 21 for more information).
Daniel A. Carp and Durk I. Jager are nominated as Class III directors to serve a one-year term ending at the 1999 Annual Meeting of shareholders. These two nominees are standing for election by you for the first time. Each agreed to serve as a director.
Delano E. Lewis is nominated as a Class I director to serve a two-year term ending at the 2000 Annual Meeting of shareholders. He agreed to serve as a director and is standing for election by the shareholders for the first time.
If one of the nominees is unable to serve, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute.
If any director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy. This new director will serve until the next Annual Meeting of shareholders.
The Board recommends a vote FOR the election of directors.
ITEM 2-RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP has been the Company's independent accountants for many years. The Board of Directors, on the recommendation of its Audit Committee, elected Price Waterhouse LLP the independent accountants, to serve until the 1999 Annual Meeting of shareholders.

Representatives of Price Waterhouse LLP will attend the Meeting to respond to questions and make a statement if they desire. The affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting is required in order to ratify Price Waterhouse LLP as independent accountants for May 1998 - May 1999.
The Board recommends a vote FOR the ratification of election of Price Waterhouse LLP as independent accountants.

ITEM 3-AMENDMENT OF WAGE DIVIDEND PLAN
Description of Amendment
You are being asked to consider and vote upon an amendment to the Wage Dividend Plan to add Economic Profit/Economic Value Added as a permissible performance measure upon which awards may be based.
The Board of Directors approved this amendment.
Purpose of Shareholder Approval
The reason you are being asked to approve this performance measure is to allow all compensation under the Plan to continue to qualify as "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Awards based on Economic Profit/Economic Value Added will then be free from the provisions of Section 162(m) that stop the Company from deducting for federal income tax purposes compensation in excess of $1,000,000 that is paid to the CEO or any of the four most highly paid executive officers for any period.
Definition of Economic Profit and Economic Value Added
Economic Profit/Economic Value Added measures a company's economic return to its shareholders based on the capital used in the company's operating units. Economic Profit is defined as the difference between a company's after-tax earnings and its cost of capital multiplied by the total capital used by the company ("Investment"). The term can be expressed by the following equation:
ECONOMIC PROFIT = AFTER-TAX EARNINGS - (COST OF CAPITAL X INVESTMENT)

Employees create Economic Profit when the operating profits from a business exceed the cost of capital used in the business.
Economic Value Added means Economic Profit for the current year minus Economic Profit for the immediately prior year.
Company's Use of Economic Profit/Economic Value Added
Prior to amendment by the Board of Directors, the Plan's sole performance measure was return on net assets (RONA). The addition of Economic Profit/Economic Value Added as a performance measure under the Plan is consistent with the Company's shift towards Economic Profit/Economic Value Added, rather than RONA, as its chief financial measure. It is our view that Economic Profit/Economic Value Added is a better indicator than RONA of Company performance. Economic Profit/Economic Value Added does not stop at accounting earnings, but instead takes into account the investments made to generate those earnings and the return you expect on those investments. Because Economic Profit calculations use the Company's cost of capital, we feel that an increase in Economic Profit/Economic Value Added, as compared to an increase in RONA, is more closely linked to an increase in shareholder wealth.
This amendment allows the Company to use the same performance measure under both the Wage Dividend Plan and the Management Variable Compensation Plan.
Description of Plan
Purpose and Administration. The purposes of the Plan are to assist the Company in attracting, retaining and motivating selected employees of Kodak and its subsidiaries by rewarding them for their contributions to Kodak's growth and success, provided Kodak performance meets or exceeds established performance goals. The Plan is administered by the Executive Compensation and Development Committee (the "Committee").
Eligibility. All employees of Kodak and its 80 percent or more owned subsidiaries are eligible to participate in the Plan. To be eligible for an award for a performance period, however, an employee must be designated as a participant by the Committee within the first 90 days of the performance period. To date, participation in the Plan has generally been limited to employees of the Company working in the United States. The approximate number of employees who currently participate in the Plan is 39,600.
Form of Awards. Awards may, in the Committee's discretion, be paid in cash, common stock, and/or stock equivalents, including stock options. Awards paid in the form of common stock or stock equivalents are issued for no consideration.
Stock Options. For the 1997 performance period, those participants who were middle or senior managers on December 30, 1997 will receive their wage dividend award in the form of non-qualified stock options to purchase common stock. The exercise price of these options will not be less than the fair market value of the common stock on the date of grant. The stock options will vest immediately upon grant and expire on the tenth anniversary of the date of grant.
Procedure for Determining Awards. Within the first 90 days of a performance period, the Committee establishes the participation rules, performance goals and performance formula for the performance period. As amended, the Plan's performance goals may be based upon RONA or Economic Profit/EVA. Participants are eligible to receive awards for a performance period only if both the performance goal(s) for such period is (are) achieved, and the performance formula applied against such goal(s) determines that awards have been earned for the period.
Award Limit. The maximum award payable to any employee who is a covered employee under Section 162(m) of the Internal Revenue Code of 1986, as amended, is $700,000.
Payment. Before any award is paid for a performance period, the Committee must certify in writing that the performance goal(s) justifying the payment has (have) been met.
Plan Benefits. The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers, executive officers and all employees who are not executive officers under the Plan, as amended, are not presently determinable. Similarly, the benefits or amounts that would have been received by or allocated to such persons for the 1997 performance period had the amended plan been in effect are not determinable.
The Board of Directors recommends a vote FOR approval of the amendment to the Wage Dividend Plan.
ITEM 4-AMENDMENT OF MANAGEMENT VARIABLE COMPENSATION PLAN
Description of Amendment
Your approval is requested of an amendment to the Management Variable Compensation Plan (MVCP) to add Economic Profit/Economic Value Added as a permissible performance measure to determine the size of the Plan's annual award pool. The Board of Directors approved this amendment. This amendment mirrors the amendment you are being asked to approve to the Wage Dividend Plan.
Purpose of Shareholder Approval
You are being asked to approve the amendment to ensure that the Plan's awards continue to be free from the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended.
Company's Use of Economic Profit
This amendment to MVCP supports the Company's decision to use Economic Profit/Economic Value Added, rather than RONA, as its key financial measure. It also allows the Company to use the same performance measure under both MVCP and the Wage Dividend Plan. Description of Plan
Purpose and Administration. The purposes of the Plan are to provide an annual performance-based, profit-driven, incentive award in order to attract, retain and motivate the Company's key employees. The Plan is administered by the Executive Compensation and Development Committee (the "Committee").
Eligibility. Plan eligibility is generally limited to key employees, i.e., all employees of Kodak and its 80 percent or more owned subsidiaries who are middle or senior managers. The Committee determines which key employees will be participants for a particular performance period. The approximate number of key employees who currently participate in the Plan is 875.
Form of Awards. Awards may, in the Committee's discretion, be paid in cash and/or common stock. To date, all awards under the Plan have been paid in cash.
Procedure for Determining Awards. Within the first 90 days of a performance period, the Committee establishes the performance goals and performance formula for the performance period. As amended, the Plan's performance goals may be based upon RONA or Economic Profit/EVA. Participants are eligible to receive awards for a performance period only if both the performance goal(s) for such period is (are) achieved, and the performance formula applied against such goal(s) determines that awards have been earned for the period. The performance formula for a performance period generally determines the size of the award pool for such period. Award Limit. The maximum award payable to any employee who is a covered employee under Section 162(m) of the Internal Revenue Code of 1986, as amended, is $4,000,000.
Payment. Before any award is paid for a performance period, the Committee must certify in writing that the performance goal(s) justifying the payment has (have) been met. The Plan authorizes the Committee to allocate the award pool among the Plan's participants based on such factors, indicia, standards, goals and measures as it determines in the exercise of its sole discretion. To date, performance as measured by the Management Performance Commitment Process and the Touchstone Review has influenced the size of the award pool that is allocated to a given participant. Plan Benefits. The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers, executive officers and all employees who are not executive officers under the Plan, as amended, are not presently determinable. Similarly, the benefits or amounts that would have been received by or allocated to such persons for the 1997 performance period had the amended plan been in effect are not determinable.
The Board of Directors recommends a vote FOR approval of the amendment to the Management Variable Compensation Plan.

ITEM 5-SHAREHOLDER PROPOSAL-EXECUTIVE COMPENSATION REVIEW
Helen Glenn Burlingham, Wellspring Farm, 6320 Soper Road, Perry, New York, owner of 100 shares, submitted the following proposal:
"WHEREAS:
We believe that financial, social and environmental criteria should be taken into account in setting compensation packages for top corporate officers. Public scrutiny of executive compensation is intensifying worldwide with serious concerns being expressed about the disparity between salaries of top corporate officers, US employees, and workers in low wage countries.
Shareholders and our Board of Directors need to be vigilant in safeguarding our company's best interest by challenging executive pay packages that create rewards to executives regardless of return to shareholders. For example, should executive pay be reduced when stockholders' dividends are down?
Executives of companies like ours, with Mexican operations, often make several thousand times the pay of their Mexican employees. In 1994, Ford's CEO, Alexander Trotman made 2,003 times the annual pay of an average Ford employee in Mexico. According to Kodak documents, some of our Mexican workers are making an average of $ .95 per hour.
In 1995, Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million, that is $2,100 an hour, or 183 times the average US worker's 1995 hourly earnings according to the Council on International and Public Affairs.
In 1996, Kodak's CEO and COO, George Fisher, had a reported combined salary and bonus of $3,986,884 and held restricted stock totaling $6,835,053 in addition to other compensation and benefits. Yet, a severe drop in earnings in 1997 resulted in Kodak's decision to cut payroll by 10,000 workers. Is it fair that comparatively low-wage workers lose their income while top executives salaries do not reflect financial performance?
Our company needs to adopt a policy of equitable compensation of key officers based on success in serving shareholders, customers and employees. We also need to address the implications of paying high executives salaries and poverty wages to workers.
The relationship between compensation and the social and environmental impact of company decisions also raises important concerns. For example, should top officers pay be reduced for a given year if the company is found guilty of poor environmental performance, especially if it results in costly fines or expensive protracted litigation?

BE IT RESOLVED:
That shareholders request the Board institute a compensation Executive Compensation Review, with a summary report available upon request to shareholders by October 15, 1998. Among questions to be addressed are:
    1. Whether the compensation of corporate executives should be frozen or reduced during periods of significant corporate downsizing and cost cutting.
    2. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation.
    3. How to develop appropriate performance measures for the long-term incentive programs during periods of restructuring.
    4. How to develop an equitable and fair wage policy, because paying widely divergent compensation levels can result in decreased worker morale and/or productivity, poor labor-management relations, and harm Kodak's public image.
    5. How issues such as social and environmental responsibility are reflected in executive compensation.
If you AGREE, Please mark your proxy FOR this resolution."
The Board of Directors recommends a vote AGAINST this proposal for the following reasons:
The Executive Compensation and Development Committee of the Board of Directors oversees all executive compensation programs. The Committee's report on pages 41-46 demonstrates that the Committee considers many of the same issues that are raised by the shareholder in her proposal.
In determining appropriate compensation levels, the Committee considers Company performance and the amount of compensation paid by other companies for comparable jobs. In analyzing Company performance, the Committee reviews the Company's financial performance, including the performance of the Company's stock compared to other companies in the Standard & Poor's 500 Composite Stock Price Index, as well as customer satisfaction and employee satisfaction/public responsibility. Annual bonuses are determined based upon performance in all three of these areas, which are weighted. For 1997, they were weighted 40 percent, 30 percent and 30 percent, respectively.
The criteria used to measure employee satisfaction/public responsibility include Company compliance with environmental, safety, and equal employment opportunity laws and regulations. In addition, the Committee reviews employee responses to opinion surveys which measure, among other areas, management's leadership capabilities and employee satisfaction with the workplace, the Company and management. If management fails to increase diversity in the workforce, to decrease the Company's emissions, or to improve safety in the workplace, management will receive less bonus. The Company believes that only if shareholders, customers and employees are satisfied will the Company be successful.
Based on the Company's 1997 performance, below-target payments were made under the Management Variable Compensation Plan to the senior executives of the Company, including no award to four of the five named executives listed in the Summary Compensation Table on page 30.
The Company recognizes that, in addition to delivering solid, sustained financial performance, it must abide by environmental laws and regulations, provide a work environment free from sexual harassment and race discrimination, and generally be a socially responsible corporate citizen.
Management believes that the time and effort necessary to produce the report requested is not justified. The Executive Compensation and Development Committee's report demonstrates that the Company is already considering many of the issues identified in the proposal.
The Board of Directors recommends a vote AGAINST this proposal.
ITEM 6-SHAREHOLDER PROPOSAL - ANNUAL ELECTION OF DIRECTORS
The Service Employees International Union Master Trust, 1343 L Street NW, Washington, DC 20005, owner of 56,800 shares, submitted the following proposal:
"BE IT RESOLVED: That the stockholders of Eastman Kodak Company urge the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected. SUPPORTING STATEMENT
The Board of Directors of Eastman Kodak is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of Eastman Kodak and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of directors would leave Eastman Kodak without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.
A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders.
It is our belief that Eastman Kodak's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of Eastman Kodak. While Eastman Kodak's current performance is good, we believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.
We urge you to VOTE FOR this proposal."

The Board of Directors makes the following statement about the proposal:

This same proposal was submitted to shareholders at last year's Annual Meeting. Of those shares present in person or by proxy at the Meeting, and who voted on this proposal, 50.3 percent voted in favor of this proposal. Although this 50.3 percent represented only 33 percent of all the shares outstanding, the Board decided that, if the proposal were submitted again in 1998, it would take a neutral position.
There are good arguments both for and against board classification. The arguments in favor of a classified board are that it:
    1. provides continuity and stability of leadership;
    2. allows the Company to implement long-term strategies and to focus on long-term performance;
    3. inhibits a substantial shareholder from changing abruptly the entire Board of Directors without the approval, or at least the cooperation, of the incumbent Board;
    4. permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value, in the exercise of their fiduciary responsibility; and
    5. inhibits unfriendly take-over attempts.
The arguments against a classified board are that it:
    1. protects the incumbency of current directors and, therefore, management; and
    2. is less accountable to shareholders because shareholders are permitted to express their views on a particular director only once every three years.
Note that elimination of Board classification requires an amendment to the Company's Restated Certificate of Incorporation. This requires action by the Board of Directors and the affirmative vote of at least 80 percent of the outstanding shares of the Company.
The creation of a classified Board and the 80 percent requirement were approved by the shareholders at the Company's 1987 Annual Meeting. The 80 percent requirement will be difficult to achieve. The Board is not making a recommendation on how shareholders should vote on this proposal. We want to receive a clear indication of how you would like us to proceed on this issue. If you do not vote "FOR" or "AGAINST" this item, your vote will be counted as an abstention.


                              BOARD OF DIRECTORS

ALICE F. EMERSON (PICTURE OMITTED)

HARRY L. KAVETAS (PICTURE OMITTED)

PAUL H. O'NEILL (PICTURE OMITTED)

LAURA D'ANDREA TYSON (PICTURE OMITTED)


NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING AT THE 2001
ANNUAL MEETING
(Class II Directors)

ALICE F. EMERSON                      Director since May 1992
Dr. Emerson, 66, is Senior Fellow of The Andrew W. Mellon Foundation, a position she assumed in 1991 after having served as President of Wheaton College in Massachusetts since 1975. Prior to 1975, Dr. Emerson served the University of Pennsylvania, first as Dean of Women from 1966 to 1969 and subsequently as Dean of Students. Dr. Emerson received her bachelor's degree from Vassar College and her Ph.D. degree from Bryn Mawr College. She is a member of the boards of directors of AES Corporation, Bank of Boston Corporation and Champion International Corp.
HARRY L. KAVETAS                       Director since May 1997
Mr. Kavetas, 60, is Chief Financial Officer and Executive Vice President of Eastman Kodak Company. He was elected to this position in September 1994 after serving as Senior Vice President since February 1994. Before joining Kodak, Mr. Kavetas served as President, Chief Executive Officer and Director of IBM Credit Corporation, a position he held from 1986 until he retired from IBM in December 1993. In his 32 years at IBM, Mr. Kavetas held a number of management positions. Mr. Kavetas holds a BA degree in finance and economics from the University of Illinois. He is a director of Lincoln National Corporation.
PAUL H. O'NEILL                    Director since December 1997
Mr. O'Neill, 62, is Chairman and Chief Executive Officer of Aluminum Company of America (Alcoa) and has held this position since April 1987. Prior to joining Alcoa, Mr. O'Neill served as President of International Paper Company from 1985-1987, after having joined that company in 1977. Mr. O'Neill began his career as an engineer for Morrison-Knudsen, Inc., worked as a computer systems analyst with the U.S. Veterans Administration from 1961-1966, and served on the staff of the U.S. Office of Management and Budget from 1967-1977. He was deputy director of OMB from 1974-1977. Mr. O'Neill received a BA degree in economics from Fresno State College and a master's degree in public administration from Indiana University. Mr. O'Neill is a director of Alcoa, Lucent Technologies and National Association of Securities Dealers, Inc.
LAURA D'ANDREA TYSON                     Director since May 1997
Dr. Tyson, 50, is professor of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she accepted in January 1997. Prior to accepting this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a member of the boards of directors of Ameritech Corporation and Morgan Stanley, Dean Witter, Discover & Co.

                            BOARD OF DIRECTORS
DANIEL A. CARP (PICTURE OMITTED)

DURK I. JAGER (PICTURE OMITTED)

RICHARD S. BRADDOCK (PICTURE OMITTED)

RICHARD A. ZIMMERMAN  (PICTURE OMITTED)

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING AT THE 1999 ANNUAL
MEETING
(Class III Directors)

DANIEL A. CARP                     Director since December 1997
Mr. Carp, 49, is President and Chief Operating Officer of Eastman Kodak Company. He was elected to this position effective January 1, 1997, after having served as Executive Vice President and Assistant Chief Operating Officer since November 1995. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986 Mr. Carp was named Assistant General Manager of Latin American Region and in September 1988 he was elected a Vice President and named General Manager of that region. In 1991 he was named General Manager of the European Marketing Companies and later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments Incorporated.
DURK I. JAGER                   Director since January 1998
Mr. Jager, 54, is President and Chief Operating Officer of The Procter & Gamble Company. He was elected to this position in July 1995 after having served as Executive Vice President since 1990. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. From 1985-1990 Mr. Jager ran the Japan and Asia Pacific Divisions of The Procter & Gamble Company. He graduated from Erasmus Universiteit, Rotterdam, The Netherlands. Mr. Jager is a director of The Procter & Gamble Company.
DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 1999 ANNUAL
MEETING
(Class III Directors)
RICHARD S. BRADDOCK                 Director since May 1987
Mr. Braddock, 56, is Chairman of True North Communications Inc. and Ion Laser Technology, positions he has held since July 1997. He was a principal of Clayton, Dubilier & Rice, from June 1994 until September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock graduated from Dartmouth College in 1963 with a degree in history, and received his MBA degree from the Harvard School of Business Administration in 1965. He is a director of AmTec, Inc., Cadbury Schweppes, True North Communications Inc., E-Trade and Ion Laser Technology.
RICHARD A. ZIMMERMAN                 Director since July 1989
Mr. Zimmerman, 66, is the retired Chairman and Chief Executive Officer of Hershey Foods Corporation. Mr. Zimmerman joined Hershey in 1958 and was named Vice President in 1971. Appointed a Group Vice President later in 1971, he became President and Chief Operating Officer in 1976. He was named Chief Executive Officer in January 1984 and Chairman of the Board in March 1985. Mr. Zimmerman graduated from Pennsylvania State University. He is a member of the boards of directors of Stabler Companies, Inc. and Westvaco Corporation

                         BOARD OF DIRECTORS
DELANO E. LEWIS (PICTURE OMITTED)

MARTHA LAYNE COLLINS (PICTURE OMITTED)

GEORGE M. C. FISHER (PICTURE OMITTED)

PAUL E. GRAY (PICTURE OMITTED)

JOHN J. PHELAN, JR. (PICTURE OMITTED)


NOMINEE TO SERVE FOR A TWO-YEAR TERM EXPIRING AT THE 2000 ANNUAL
MEETING
(Class I Director)

DELANO E. LEWIS
Mr. Lewis, 59, is President and Chief Executive Officer of National Public Radio Corporation, a position he has held since 1994. He was President and Chief Executive Officer of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1973. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. He is a director of BET Holding, Inc., Colgate-Palmolive Co., and Halliburton, Inc.
DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 2000 ANNUAL
MEETING
(Class I Directors)

MARTHA LAYNE COLLINS                Director since May 1988
Governor Collins, 61, is Director, International Business and Management Center, at the University of Kentucky, a position she assumed in July 1996. From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company, Bank of Louisville and Mid-America Bancorp.

GEORGE M. C. FISHER               Director since December 1993
Mr. Fisher, 57, is Chairman and Chief Executive Officer of Eastman Kodak Company. Mr. Fisher also held the position of President from December 1993 through December 1996 and the position of Chief Operating Officer from October 1995 through December 1996. Before joining Kodak, Mr. Fisher served as Chairman and Chief Executive Officer of Motorola, Inc., after having served as President and Chief Executive Officer between 1988 and 1990 and Senior Executive Vice President and Deputy to the Chief Executive Officer between 1986 and 1988. Mr. Fisher holds a bachelor's degree in engineering from the University of Illinois and a master's degree in engineering and a doctorate degree in applied mathematics from Brown University. Mr. Fisher is a director of General Motors Corporation and AT&T.
PAUL E. GRAY                      Director since September 1990
Dr. Gray, 66, is President Emeritus of the Massachusetts Institute of Technology (M.I.T.) and Professor of Electrical Engineering and Computer Science. Dr. Gray served as Chairman of the governing board of M.I.T. from 1990 to June 1997 and as its President from 1980 to 1990. He has also served on the M.I.T. faculty and in the academic administration, including responsibilities as Associate Provost, Dean of Engineering, and Chancellor. Dr. Gray earned his bachelor's, master's, and doctorate degrees in electrical engineering from M.I.T. He is a director of Arthur D. Little, Incorporated, New England Investment Company, L.P. and The Boeing Co.
JOHN J. PHELAN, JR.           Director since December 1987
Mr. Phelan, 66, is the retired Chairman and Chief Executive Officer of the New York Stock Exchange, a position he held from 1984 until 1991. He was President of the International Federation of Stock Exchanges from 1991 through 1993. He is a member of the Council on Foreign Relations and is a senior advisor to the Boston Consulting Group. Mr. Phelan, a graduate of Adelphi University, is active in educational and philanthropic organizations and is also a director of Merrill Lynch & Co., Inc., Metropolitan Life Insurance Company and SONAT Inc.


Board Committees
The Board of Directors has an Audit Committee, a Committee on Directors, an Executive Compensation and Development Committee, a Finance Committee, and a Public Policy Committee. All committee members are non-employee, independent directors.
Audit Committee                                  5 meetings in 1997
  - recommends the firm that Kodak should retain as independent accountants;
  - reviews the audit and non-audit activities of both the independent accountants and the internal audit staff of the
Company; and
  - meets separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been
received.
Committee on Directors                           4 meetings in 1997
  - reviews the qualifications of individuals for election as members of the Board;
  - recommends qualified individuals to be considered for Board membership; and
  - recommends directors' compensation and benefits.
Executive Compensation and Development Committee  5 meetings in 1997
  - reviews the Company's executive development process;
  - sets the compensation for the Chief Executive Officer, President, executive vice presidents and senior vice presidents and recommends the compensation of other Company officers;
  - certifies and grants awards under the Company's compensation plans; and
  - certifies awards under the Management Variable Compensation Plan and Wage Dividend Plan.
Finance Committee                                 5 meetings in 1997
  - reviews the investment performance and the administration of the Company's pension plan;
  - reviews the Company's financing strategies; and
  - reviews significant acquisitions, divestitures, and joint ventures.
Public Policy Committee                           2 meetings in 1997
  - reviews proposals submitted by shareholders;
  - reviews the Company's philanthropic programs; and
  - reviews the Company's environmental initiatives.


                          COMMITTEE MEMBERSHIP
                     Audit  Committee  Executive     Finance  Public
                            On         Compensation           Policy
                            Directors  and
                                       Development
Name
-------------------- -----  ---------  -----------   -------   ------

Richard S. Braddock             X           X*

Martha Layne Collins   X                                          X*

Alice F. Emerson                X           X                     X

Paul E. Gray                                             X        X

Durk I. Jager

Karlheinz Kaske        X                                 X

Paul H. O'Neill

John J. Phelan, Jr.                         X            X*

Laura D'Andrea Tyson   X                                 X

Richard A. Zimmerman   X*       X**

*	Chairman
**	Acting Chairman
Messrs. Jager and O'Neill have not been assigned to committees as of the date of this Proxy Statement.

Meeting Attendance
The Board of Directors held a total of eight meetings in 1997. All of the directors attended at least 75 percent of the meetings of the Board and committees of the Board on which such director served, except Mr. Goizueta who was absent due to illness. The average attendance by all directors was over 94 percent.

Director Compensation
Non-employee directors receive:
  - $18,000 in cash and $20,000 in Kodak stock annually;
  - $1,000 for each Board, committee and special meeting attended;
  - an additional $1,000 for each committee meeting they chair;
and
  - reimbursement for out-of-pocket expenses associated with attending Board and committee meetings.
Employee directors receive no additional compensation for serving on the Board.

Non-employee directors may defer some or all of their compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Three directors deferred compensation in 1997. In the event of a change in control of the Company, the amounts in the phantom accounts will be paid in a single, cash payment.
The Company provides a retirement plan for non-employee directors. For directors elected prior to January 1, 1996, the plan provides an annual retainer benefit for life equal to the then-current annual retainer. For directors elected after January 1, 1996, the plan provides an annual retainer benefit equal to the annual retainer when the director retired. The benefit is paid until the earlier of the director's death or the end of a period of time equal to the director's length of service. Directors who serve fewer than five years receive a pro rata benefit. In the event of a change in control of the Company, all retirement benefits will be paid in a single, cash payment equal to the present value of the remaining retirement benefits.
The Company provides group term life insurance in the amount of $100,000 to all non-employee directors. This amount decreases to $50,000 at retirement or age 65, whichever occurs later.
Each non-employee director whose service commenced prior to January 1, 1997, is eligible to participate in the Company's Directors' Charitable Award Program. This program provides for a contribution by the Company of up to $1,000,000 following the director's death to up to four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by joint life insurance policies purchased by the Company and self-insurance. The purposes of the program are to further the Company's philanthropic endeavors, with particular emphasis on education, acknowledge the services of the Company's directors, and recognize the interest of the Company and the directors in supporting worthy charitable and educational institutions. Directors who are participating in the program are Messrs. Braddock, Phelan, and Zimmerman, Drs. Emerson, Gray, and Kaske, and Gov. Collins.



             BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS,
                  NOMINEES AND EXECUTIVE OFFICERS

Directors, Nominees
and Executive                       Number of Common Shares
Officers                            Owned on January 2, 1998
-------------------                 ------------------------

Richard S. Braddock                         3,395
Richard T. Bourns                          146,473(a)(b)(d)
Daniel A. Carp                             149,040(a)(b)
Martha Layne Collins                         3,200
Alice F. Emerson                             3,909(c)
George M. C. Fisher                      1,589,186(a)(b)
Paul E. Gray                                2,719
Durk I. Jager                                 500
Karlheinz Kaske                             2,213
Harry L. Kavetas                          108,842(a)(b)(d)
Carl F. Kohrt                             107,024(a)(b)(d)
Delano E. Lewis                                75(f)
Paul H. O'Neill                             1,456(c)
John J. Phelan, Jr.                         8,285(c)
Laura D'Andrea Tyson                          558
Richard A. Zimmerman                         4,513(c)
All Directors, Nominees and              2,676,050(a)(b)(c)(d)(e)(f)
  Executive Officers as a
  Group (29), including the above

(a) Includes the following number of shares which may be acquired by exercise of stock options: R. T. Bourns -
104,500; D. A. Carp - 123,360; G. M. C. Fisher - 1,326,933;
H. L. Kavetas - 32,708; C. F. Kohrt - 79,746; and all directors, nominees and executive officers as a group - 2,064,249.
(b) Includes the following Eastman Kodak Company common stock equivalents, receipt of which was deferred under the Performance Stock Program: R. T. Bourns - 30,661; D. A. Carp
- 23,795; G. M. C. Fisher - 84,853; H. L. Kavetas - 19,771;
C. F. Kohrt - 23,795; and all directors, nominees and executive officers as a group - 269,047.
(c) Includes the following Eastman Kodak Company common stock equivalents, which are held in the Deferred Compensation
Plan For Directors: A. F. Emerson - 1,657; P. H. O'Neill -
456; J. J. Phelan, Jr. - 4,727; and R. A. Zimmerman - 734.
(d) Includes the following Eastman Kodak Company common stock equivalents, which are held in the Executive Deferred Compensation Plan: R. T. Bourns - 5,579; H. L. Kavetas - 33,553; C. F. Kohrt - 1,038; and all directors, nominees and executive officers as a group - 53,231.
(e) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than one percent of the Company's outstanding shares.
(f)   Includes shares purchased in February 1998.


The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means, except as noted below, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employee Stock Ownership Plan, and the interests, if any, of those of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.
The table does not include approximately 7,072,373 shares of the Company's stock (less than three percent of the outstanding shares) held in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan for the benefit of approximately 23,661 employees and former employees. A committee consisting of five individuals, including four Company officers, has discretionary voting power over this fund.

              COMPENSATION OF NAMED EXECUTIVE OFFICERS
The employees named in the following table were the Company's
Chief Executive Officer and the four highest-paid executive officers during 1997. The amounts shown include both amounts paid and amounts deferred.


                                         COMPENSATION OF NAMED EXECUTIVE OFFICERS
The individuals named in the following table were the Company's Chief Executive Officer and the four highest-paid executive officers during 1997.  The amounts shown include both amounts paid and amounts deferred.

                                               SUMMARY COMPENSATION TABLE
                                               --------------------------
                                        Annual Compensation               Long-Term Compensation
                                                                           (Paid or Deferred)
                                ----------------------------------  -------------------------------
                                                                           Awards            Payouts
                                                                    ------------------------ -----------
                                                                                   Securities
                                                         Other                    Under-
                                                         Annual     Restricted    lying                   All Other
Name and                                                 Compen-    Stock         Options/  LTIP          Compensa-
Principal Position       Year   Salary        Bonus(a)    sation(b)   Award(s)(c)     SARs(d)    Payouts(e)     tion(f)
------------------       ----   ----------    ---------- ---------  -----------  ----------- -----------  ------------

G. M. C. Fisher          1997   $2,000,000    $        0 $      -   $4,506,250   2,084,701   $        0    $1,847,065
Chairman and CEO         1996    2,000,000     1,725,000        -            0      75,000    1,495,463     1,925,188
                         1995    2,000,000     2,282,496        -            0      50,000    5,010,098     2,004,941

D. A. Carp               1997      677,885             0   52,257            0     151,993            0             0
President & COO          1996      517,309       600,000        -            0      34,000      365,558             0
                         1995      334,616       342,645  206,339            0      29,820    1,443,866             0

H. L. Kavetas            1997      625,385             0        -      885,000     237,676           0              0
Executive                1996      597,692       450,000        -            0      34,000     728,346              0
Vice President and CFO   1995      567,231       581,561   67,037            0      28,000     857,541              0

C. F. Kohrt              1997      540,385             0   98,384            0      36,674           0              0
Executive Vice President 1996      486,538       400,000        -            0      34,000     365,558         75,000
& Assistant COO          1995      296,000       236,769        -            0      29,820   1,443,866              0

R. T. Bourns             1997      445,000       119,568        -            0      27,621            0             0
Senior Vice President    1996      445,000       253,446        -            0      23,000      440,331             0
                         1995      439,770       273,000        -            0      15,000    1,925,104             0



(a) This column includes Management Variable Compensation Plan awards for services in the year indicated. For 1995 this column also includes Wage Dividend. Beginning in 1996, Wage Dividend was paid in the form of stock options.
(b) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. For D.
A. Carp the amounts represent expatriate payments: 1997 - tax reimbursement; 1995 - $111,433 for housing and $61,542 for tax reimbursement. For H. L. Kavetas this amount includes $35,615 as a temporary living allowance. For C. F. Kohrt the amount represents expatriate payments.
(c) The total number and value of restricted stock held as of December 31, 1997 for each named individual (valued at $60.81 per share) are: G. M. C. Fisher -151,372 shares - $9,204,931; R. T. Bourns -
0 shares; D. A. Carp - 22,742 shares - $1,382,941;  H. L. Kavetas
- 22,810 shares - $1,387,076; and C. F. Kohrt - 22,740 shares -
$1,382,819. Amounts shown for 1997 represent grants made in connection with the extension of Mr. Fisher's and Mr. Kavetas' employment contracts with the shares valued as of the date of grant, i.e., G. M. C. Fisher 50,000 shares - $4,506,250 at $90.125 per share on February 25, 1997 and H. L. Kavetas 10,000 shares - $885,000 at $88.50 per share on March 4, 1997. Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.
(d) For G. M. C. Fisher for 1997, this amount includes 2,000,000 stock options granted in connection with the extension of his employment contract. For H. L. Kavetas for 1997, this amount includes 200,000 stock options granted in connection with the extension of his employment contract.
(e) No awards were paid for the period 1995-1997 under the Performance Stock Program. Amounts for 1996 were paid based on performance over the period 1995-1996 and computed as of the date of award, February 13, 1997 at $92.3125 per share. Amounts for 1995 were paid based on performance over the period 1993-1995, and computed as of the date of award, February 9, 1996, at $76.875 per share.
The value of these shares as of December 31, 1997 is included in footnote (c). All these awards were paid in shares of restricted stock, which restrictions lapse upon attainment of age 60.
Dividends are paid on the restricted shares as and when dividends are paid on Kodak common stock.
(f) For G. M. C. Fisher for 1997, this amount includes $1,819,805 of principal and interest forgiven by the Company with respect to two loans described under the heading "Employment Contracts" on page
37 and $27,180 for life insurance premiums; for 1996 this amount includes $1,901,388 of principal and interest forgiven and $23,800 for life insurance premiums; and for 1995 this amount includes $1,982,891 of principal and interest forgiven and $22,050 for life insurance premiums. For C. F. Kohrt for 1996, the amount is a special recognition award paid in connection with repositioning of the Office Imaging Business.

                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                         Individual Grants
                 -------------------------------------------------------------------------
                 Number of   Percentage
                 Securities  of Total
                 Underlying  Options/SARs
                 Options/    Granted to      Exercise or
                 SARs        Employees       Base Price   Expiration      Grant Date
Name             Granted     in Fiscal Year  Per Share    Date            Present Value (e)
---------------  ----------  --------------  -----------  ----------      ----------------

G. M. C. Fisher   2,000,000(a)     31.74%      $90.125       2/24/07          $57,460,000
                      9,701(b)       .15        90.438       3/12/07              286,956
                     75,000(c)      1.19        74.313       4/03/07            1,822,500

D. A. Carp          100,000(d)      1.58        79.563       1/02/07            2,508,000
                      1,993(b)       .03        90.438       3/12/07               58,953
                     50,000(c)       .79        74.313       4/03/07            1,215,000

H. L. Kavetas       200,000(a)      3.15        88.500       3/03/07            5,642,000
                      2,676(b)       .04        90.438       3/12/07               79,156
                     35,000(c)       .55        74.313       4/03/07              850,500

C. F. Kohrt           1,674(b)       .03        90.438       3/12/07               49,517
                     35,000(c)       .55        74.313       4/03/07              850,500

R. T. Bourns          1,621(b)       .03        90.438       3/12/07               47,949
                     26,000(c)       .41        74.313       4/03/07              631,800




(a) These options were granted in connection with the extension of Mr. Fisher's and Mr. Kavetas' employment contracts. One quarter of these options vest on each of the first four anniversaries of the grant date. If
Mr. Fisher's employment terminates before the options vest, he will forfeit the options unless his termination is due to death, disability, retirement after December 31, 2000 or an approved reason. If Mr. Kavetas' employment terminates before the options vest, he will forfeit the options unless his termination is due to death, disability, illness, retirement after February 11, 2001, or an approved reason.
(b) These options were awarded under the Wage Dividend Plan. These options are immediately vested.
(c) These options were awarded under the Spring 1997 stock option grant. One third of the options vest on each of the first three anniversaries of the grant date.
Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date, results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.
(d) These options were awarded in connection with his election as President and Chief Operating Officer. One third of the options vest on each of the first three anniversaries of the grant date. Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date, results in forfeiture of the options.
Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.
(e) As of the date of printing this Proxy Statement, the exercise price of all of these options is higher than the market price of Kodak stock. The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."




AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES


                                                Number of
                                                Securities                       Value of Unexercised
                                                Unexercised                       in-the-money
                  Number                        Options/SARs at                   Options/SARs
                  of                            Fiscal Year-End                   Fiscal Year-End*
                  Shares                        -----------------------------     -----------------------------
                  Acquired on      Value
Name              Exercise          Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------    ------------     ----------  ------------    --------------     ------------    -------------


G. M. C. Fisher        300,000       $8,719,114    826,933         2,406,307         $7,998,573     $2,846,040

D. A. Carp               1,691           38,730     92,960           182,579          1,542,727         22,193

H. L. Kavetas                0                0     32,708           466,968             86,986      3,615,930

C. F. Kohrt                740           16,949     79,746            67,579          1,209,832         22,208

R. T. Bourns                 0                0    104,500            46,413          2,174,693         22,463




*   Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's
    common stock on December 31, 1997 of $60.81 per share.


Long-Term Incentive Plan
Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the Program is limited to senior executives. Awards under each cycle are contingent upon achieving a performance goal established by the Committee. The performance goal is total shareholder return by the Company equal to at least that earned over the same period by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index. After the close of a cycle, the Committee determines whether the performance goal was achieved and, if so, calculates the percentage of each participant's target award earned. No award is paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent of the target award is earned if total shareholder return for the cycle equals that of a company used to measure performance at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index. In determining the actual award amount to be paid to a participant, the Committee has the discretion to reduce or eliminate the target award earned by a participant, based upon any criteria it deems appropriate. Awards, if any, are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the Chief Executive Officer and the other named executive officers for each cycle.
Individuals who participate for less than the full performance cycle are eligible for only a prorated award based upon the length of their participation.
No awards were earned for the 1995-1997 performance cycle as shown in the Long-Term Incentive Payout column of the Summary Compensation Table shown on page 30.

LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                   Number
                   of             Performance     Estimated Future Payouts Under
                   Shares,        or Other        Non-Stock Price-Based Plans
                   Units or       Period Until   -----------------------------------------
                   Other          Maturation     Threshold        Target         Maximum
                   Rights         or Payout      # of Shares     # of Shares   # of Shares
Name
----------------   -------------  -------------  -----------    ------------   -----------

G. M. C. Fisher    N/A            1995-1997       6,750         13,500         20,250
                                  1996-1998       6,750         13,500         20,250
                                  1997-1999       6,750         13,500         20,250

D. A. Carp         N/A            1995-1997       1,650          3,300          4,950
                                  1996-1998       3,288          6,575          9,863
                                  1997-1999       4,250          8,500         12,750

H. L. Kavetas      N/A            1995-1997       3,288          6,575          9,863
                                  1996-1998       3,288          6,575          9,863
                                  1997-1999       3,288          6,575          9,863

C. F. Kohrt        N/A            1995-1997       1,650          3,300          4,950
                                  1996-1998       3,288          6,575          9,863
                                  1997-1999       3,288          6,575          9,863

R. T. Bourns       N/A            1995-1997       1,988          3,975          5,963
                                  1996-1998       1,988          3,975          5,963
                                  1997-1999       1,988          3,975          5,963


                             EMPLOYMENT CONTRACTS
The Company employs Mr. Fisher under a contract which terminates on December 31, 2000. In addition to information found elsewhere in this Proxy Statement, this contract provides:
  - two loans to Mr. Fisher in the total amount of $8,284,400 with an interest rate of 4.86 percent;
  - 20 percent of the principal and all accrued interest on the two loans are forgiven each year. As of December 31, 1997, $1,656,880 principal remained;
  - credit for years of service under the Company's benefit plans, including 22 years of deemed service and five additional years of age for the retirement plan. Any pension benefit payable to Mr. Fisher will be reduced by pension paid from his prior employer;
  - life insurance equal to 3.5 times his base salary; and
  - a disability benefit equal to 60 percent of his base salary. If Mr. Fisher's employment is terminated without cause, including following a change in control, Mr. Fisher is entitled to three years of salary continuation, immediate vesting of stock options, lapsing of restrictions on restricted stock and payment of unpaid bonuses. Mr. Fisher is entitled to reimbursement for taxes on certain payments, including any amounts constituting "parachute payments" under the Internal Revenue Code.
The Company employs Mr. Kavetas under a contract which terminates on February 10, 2001. The contract provides credit for years of service under the Company's benefit plans. For calculating pension benefit, he receives credit for five years of service for each of the first five years of employment and 3.5 years of service for the sixth and seventh years of employment. Any pension benefit payable to Mr. Kavetas will be reduced by pension payments from Mr. Kavetas' prior employer. If employment terminates due to death, Mr. Kavetas' estate is entitled to three months' salary. If he is terminated without cause he is entitled to 18 months' salary, vesting of stock options and lapsing of restrictions on restricted stock.
Termination of Employment
The Company has a general severance arrangement available to substantially all U.S. employees which provides two weeks of pay for every year of service with a maximum of 52 weeks.
Change in Control Arrangements
In the event of a change in control of the Company which causes the Company's stock to cease trading on the New York Stock Exchange, the Company will make the following payments within 90 days after the change in control:
  - to each participant in the Executive Deferred Compensation Plan, the amount in his or her account;
  - to each participant in the Management Variable Compensation Plan, a pro rata target award for the year in which the event occurs and pays any other awards not yet paid; and
  - to each holder of a stock option or stock appreciation right, the difference between the exercise price and the change in control price.

                            RETIREMENT PLAN
The Company funds a tax-qualified, defined benefit pension plan for virtually all U.S. employees. Retirement income benefits are based upon an employee's "average participating compensation"
(APC). The Plan defines APC as one-third of the sum of the employee's "participating compensation" for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination. "Participating compensation," in the case of the executive officers included in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.
For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of
(a) 1.3 percent of APC, plus (b) .3 percent of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by one percent for each year in excess of 35 years.
The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Officers are entitled to benefits on the same basis as other employees. The normal form of benefit is an annuity, but a lump sum payment is available in some limited situations.


PENSION PLAN TABLE - Annual Retirement Income Benefit
Straight Life Annuity Beginning at Age 65



                                   Years of Service
                    ------------------------------------------------------------
Remuneration             20         25          30          35           40
-------------       ----------  ----------  ----------  -----------  -----------
$  500,000          $  160,000  $  200,000  $  240,000  $  280,000  $  320,000
 1,000,000             320,000     400,000     480,000     560,000     640,000
 1,500,000             480,000     600,000     720,000     840,000     960,000
 2,000,000             640,000     800,000     960,000   1,120,000   1,280,000
 2,500,000             800,000   1,000,000   1,200,000   1,400,000   1,600,000
 3,000,000             960,000   1,200,000   1,440,000   1,680,000   1,920,000
 3,500,000           1,120,000   1,400,000   1,680,000   1,960,000   2,240,000
 4,000,000           1,280,000   1,600,000   1,920,000   2,240,000   2,560,000
 4,500,000           1,440,000   1,800,000   2,160,000   2,520,000   2,880,000

NOTE:  For purposes of this table Remuneration means APC.  To the extent that any employee's annual retirement income benefit exceeds the amount payable from the Company's funded Plan, it is paid from one or more unfunded supplementary plans.



The following table shows the years of service credited as of December 31, 1997 to each of the five employees named in the Summary Compensation Table. This table also shows the amount of each named employee's APC at the end of 1997.

                               RETIREMENT PLAN
                              Years of
                              Service               APC
                              --------          -------------
G. M. C. Fisher               26(a)              $3,794,998
D. A. Carp                    27                   871,328
H. L. Kavetas                 23(b)               1,055,105
C. F. Kohrt                   26                   691,145
R. T. Bourns                  39                   669,400


(a) Mr. Fisher is credited with 22 extra years of service for purposes of calculating his retirement benefit.
(b) Mr. Kavetas is credited with 19 extra years of service for purposes of calculating his retirement benefit.



In the event of a change in control, a participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of such event is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:
  - to determine eligibility for early and normal retirement;
  - to determine eligibility for a vested right; and
  - to calculate the amount of retirement benefit.
The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that occurs between the date of a change in control and the date of the participant's termination of employment. Further, if the Plan is terminated within five years after a change in control, the benefit for each plan participant will be calculated as indicated above.

              REPORT OF THE EXECUTIVE COMPENSATION
                   AND DEVELOPMENT COMMITTEE
Purposes
The Company's executive compensation plans aim to:
  - Tie compensation to performance consistent with Company values, as well as increasing shareholder value.
  - Attract and retain talented management by paying compensation comparable to the compensation paid by similar companies.
  - Link compensation to both short-term and long-term Company performance.
  - Increase senior management's stock ownership.
Types of Compensation
There are two main types of compensation:
  - Annual Compensation.  This includes both salary and bonus.
  - Long-Term Compensation. This includes stock options and a performance share program that pays awards in restricted stock and restricted stock units.

Factors to be Considered in Determining Compensation

Survey Data: The Executive Compensation and Development Committee is composed entirely of independent outside directors. The Committee sets overall targeted levels of compensation, both annual compensation and long-term incentives, for the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents. The Committee wants management compensation to be comparable to the compensation paid by similar companies. Each year, the Company participates in surveys prepared by outside consultants. The companies included in these surveys are those that we compete with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 46. Based largely on the median compensation of these surveyed companies, the Committee sets the target compensation of the Company's executives. Management Appraisal Process: Management compensation is also determined through our management appraisal process. This process consists of two parts: the Management Performance Commitment Process (MPCP) and Touchstone Review.
We use the Management Performance Commitment Process to reinforce a performance-based culture, to focus and coordinate our efforts and, most importantly, to improve performance. In the first step of this process, each member of management at the start of the year develops specific and measurable goals in the following three areas:
  - shareholder satisfaction;
  - customer satisfaction; and
  - employee satisfaction/public responsibility.
To achieve a common, Company-wide focus, managers align their goals and efforts both across the entire Company and throughout all levels of the Company. The criteria used to measure achievement of these goals are: financial performance; improvement in health, safety and the environment; achievement of diversity goals; employee development; product leadership; cycle time; and customer satisfaction.
Periodically and at year-end, each manager's performance is measured against his or her goals.
The final step of the process links compensation to results. The manager's MPCP score plays a significant role in determining his or her base salary, stock option grant and annual bonus.
The other part of our management appraisal process is the Touchstone Review. This is an annual questionnaire which measures a manager's practice of the five Company values:
  - respect for the dignity of the individual;
  - integrity;
  - trust;
  - credibility; and
  - continuous improvement/personal renewal.
A manager's peers and subordinates complete the questionnaire. The results are included in the appraisal process and have an impact on the manager's base salary, stock option grant and bonus.
Stock Ownership Requirements: The Company has stock ownership requirements for its senior executives. Senior executives must own common stock of the Company worth a multiple of salary. The multiples range from one times salary to four times salary for the CEO.
Today, these requirements apply to approximately 25 executives, all of whom have either satisfied or are on track to satisfy the requirements.
Annual Compensation
Annual compensation for our executives includes salary and bonus under our annual incentive plan.
Base Salary: The Company determines a manager's salary based on individual performance and comparisons to executive compensation in similar companies. Individual performance is measured through our Management Performance Commitment Process and Touchstone Review.
Bonuses: Under the Company's annual bonus plan, the Management Variable Compensation Plan (MVCP), a target bonus is set for each manager. The target, which is a percentage of salary, varies depending on the manager's position in the Company. Target bonus ranges from 18 percent of salary to 90 percent of salary for the CEO.
Through 1997, the Plan's sole performance measure to determine the award pool for the year was return on net assets (RONA). Using RONA, the Committee establishes at the beginning of each year a performance threshold for the year. The Plan provides that no bonuses will be paid if the performance threshold is not met. Company performance equal to or greater than the year's performance threshold determines the size of the award pool for such year. The total amount of all bonuses for a given year cannot exceed the amount of the award pool for the year. The Committee awards bonuses from the award pool using the results of the management appraisal process.
1997 Bonuses: During 1997, the Company aimed to increase revenue, while managing assets and reducing costs, and improve earnings. The Company continued to use return on net assets (RONA) as its performance measure for its bonus pool. At the same time, however, the Company introduced the use of Economic Profit/Economic Value Added in the financial planning and management of the Company. During 1997, management goals also focused on:
  - customer satisfaction;
  - product leadership;
  - employee training and development; and
  - diversity.
In 1997, the Company met its RONA threshold. Even so, due to poor overall Company results, bonuses for 1997 were well below target. Company performance was below target in all three key result areas:
  - shareholder satisfaction;
  - customer satisfaction; and
  - employee satisfaction/public responsibility.
The Summary Compensation Table on page 30 lists for 1997 the awards for the CEO and the four highest paid executive officers. Long-Term Compensation
The Company's long-term compensation program consists of stock options and a performance share program. The purpose of both types of awards is to increase shareholder value.
Stock Options: Stock options tie compensation directly to the future value of the Company's common stock. Our managers gain only when you gain-when the price of our common stock rises.
In determining the size of individual grants for 1997, the Committee reviewed survey data covering other companies' practices. Most of the companies included in these surveys are the same companies used in the surveys of annual cash compensation. The Committee used median survey values as reference points in determining the size of option grants. The Committee also considered the frequency with which other companies grant stock options, as well as the number of options granted by the Company to its managers in prior years. The Committee granted stock options in 1997 to all Company managers at market price for a term of ten years. The 1997 stock option awards for the CEO and the four highest-paid executive officers appear on page 32. Performance Stock Program: The Performance Stock Program is a multi-year program for the Company's senior executives. The purpose of the program is to focus the attention of senior management on the long-term results of the Company. A description of the program, as well as the threshold, target and maximum awards for the CEO and the four highest-paid executive officers, appears on page 36.
The performance threshold for the 1995-1997 performance cycle was shareholder return equal at least to that earned over the same period by a company at the 50th percentile in terms of shareholder return within the Standard & Poor's 500 Composite Stock Price Index. For the 1995-1997 performance cycle, the Company's shareholder return was equal to the 19th percentile company in the Standard & Poor's 500 Composite Stock Price Index. Due to the Company's failure to achieve threshold performance, no awards were paid for the 1995-1997 performance cycle.
Wage Dividend
Management employees also participate in the Wage Dividend Plan, an annual profit sharing plan for all U.S. employees. In 1997, the Plan's sole performance measure was return on net assets (RONA). If the Plan's RONA threshold is met in a given year, all employees receive awards based on the same percentage of their earnings for the year. The level of RONA determines this percentage. For 1997, the percentage was 2.06 percent. Awards for all management employees are paid in the form of stock options.

Chief Executive Officer Compensation
Mr. Fisher joined the Company in October 1993. His employment agreement with the Company covers a period of five years. An amendment to this agreement in February 1997 extended Mr. Fisher's employment until December 31, 2000. Under the terms of Mr. Fisher's agreement, he was granted 50,000 shares of restricted stock and 2,000,000 stock options. The restrictions on the restricted stock lapse on January 1, 2001. The exercise price of the stock options is $90.125, the closing price of Kodak common stock on the New York Stock Exchange on February 25, 1997. Other details of his agreement appear on page 37.
During 1997, as in the past three years, no change was made to Mr. Fisher's salary of $2,000,000. This amount is set under the terms of Mr. Fisher's employment agreement.
The Committee used the CEO's results under the management appraisal process to determine his bonus and stock option award for the year. Based upon the Company's performance described earlier in this Report, Mr. Fisher did not receive a bonus for 1997. The Committee granted Mr. Fisher 75,000 stock options in 1997 as shown in the Options/SAR Grants in Last Fiscal Year Table on page 32.
Leadership and Development
The Committee reviewed the Company's leadership and organization development plans, as well as the Company's profiles for succession candidates. It also discussed the Company's executive compensation strategies. These are designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company. In addition, the Committee reviewed diversity activities and goals as part of the Company's diversity program.
Company Policy on Qualifying Compensation
Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the senior executives named in the Summary Compensation Table. The Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section 162(m), it is generally in the Company's best interests to comply with Section 162(m).
Other Committee Action
During 1997, Company management conducted a review to determine how well the existing executive compensation programs were supporting Company business strategies. The study concluded that no major changes are needed to the programs. As part of that study and other program development efforts, the Committee agreed that beginning in 1998, Economic Profit/Economic Value Added will be the key performance measure in the Management Variable Compensation Plan and introduced as a performance measure in the Wage Dividend Plan.
The Committee supports the Company's encouragement of stock ownership by all employees. To reinforce this objective, the Committee agreed to continue the Stock Option Recognition Program
(SORP) through 1998. This program provides for the use of stock options as special recognition awards for extraordinary contributions and achievements. Awards under SORP can generally be made only to employees who are not participants in the management-level stock option plan. Options under this program are granted from the 1995 Omnibus Long-Term Compensation Plan.
    Richard S. Braddock (Chairman)
    Alice F. Emerson
    John J. Phelan, Jr.
            PERFORMANCE GRAPH - SHAREHOLDER RETURN
The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1992 plus assumed reinvested dividends.

[graph omitted]


                12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                -------- -------- -------- -------- -------- --------
Eastman Kodak   $100.00  $143.87  $159.99  $230.68  $282.26  $218.21

S&P 500 Index    100.00   110.06   111.52   153.39   188.59   251.49

Dow Jones        100.00   116.97   122.85   168.22   216.86   270.88

The graph assumes that $100 was invested on December 31, 1992 in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors
/s/ Joyce P. Haag
Joyce P. Haag, Secretary
Eastman Kodak Company
March 20, 199

                              EXHIBIT A
                         WAGE DIVIDEND PLAN

Section 2.20 of the Wage Dividend Plan is amended in its entirety to read as follows:
    2.20 Performance Criteria
    "Performance Criteria" means the stated business criterion or criteria upon which the Performance Goals for a Performance Period are based as required pursuant to Proposed Treasury Regulation Section 1.162-27(e)(4)(iii). For purposes of the Plan, RONA and Economic Profit/EVA shall be the Performance Criteria. Either or both of these criterion shall be used to establish the Performance Goals.
Section 2.22 of the Wage Dividend Plan is amended to delete the term "Performance Criterion" and insert in its place the term "Performance Criteria."
Article 2, entitled "Definitions," of the Wage Dividend Plan is amended to add the following definitions and the existing sections of Article 2 are renumbered to accommodate these changes:
    "Economic Profit" means, for a Performance Period, the Net Operating Profit After Tax that remains after subtracting the Capital Charge for such Performance Period. Economic Profit may be expressed as follows: Economic Profit = Net Operating Profit After Tax - Capital Charge. Economic Profit may be either positive or negative.
    "Economic Value Added or EVA" means Economic Profit for the current year minus Economic Profit for the immediately prior year.
    "Capital Charge" means, for a Performance Period, the amount obtained by multiplying the Cost of Capital for the Performance Period by the Operating Net Assets for the
Performance Period.
    "Cost of Capital" means, for a Performance Period, the estimated weighted average of the Company's cost of equity and cost of debt for the Performance Period as determined by the Committee in its sole and absolute discretion. The
Committee will determine the Cost of Capital for a Performance Period within the first 90 days of the Performance Period.
    "Operating Net Assets" means, for a Performance Period, the net investment used in the operations of the Company.
Operating Net Assets is calculated from the Company's audited consolidated financial statements as being total assets minus non-interest-bearing liabilities adjusted for LIFO inventories, postemployment benefits other than pensions
(OPEB) and Wang in-process R&D.
    "Net Operating Profit After Tax" means, for a Performance Period, the after-tax operating earnings of the Company for the Performance Period adjusted for interest expense and Wang in-process R&D

                               EXHIBIT B
                  MANAGEMENT VARIABLE COMPENSATION PLAN

Section 2.28 of the Management Variable Compensation Plan is amended in its entirety to read as follows:
    2.28 Performance Criteria
    "Performance Criteria" means the stated business criterion or criteria upon which the Performance Goals for a Performance Period are based as required pursuant to Proposed Treasury Regulation Section 1.162-27(e)(4)(iii). For purposes of the Plan, RONA and Economic Profit/EVA shall be the Performance Criteria. Either or both of these criterion shall be used to establish the Performance Goals.
Section 2.30 of the Management Variable Compensation Plan is amended to delete the term "Performance Criterion" and insert in its place the term "Performance Criteria."
Article 2, entitled "Definitions," of the Management Variable Compensation Plan is amended to add the following definitions and the existing sections of Article 2 are renumbered to accommodate these changes:
    "Economic Profit" means, for a Performance Period, the Net Operating Profit After Tax that remains after subtracting the Capital Charge for such Performance Period. Economic Profit may be expressed as follows: Economic Profit = Net Operating Profit After Tax - Capital Charge. Economic Profit may be either positive or negative.
    "Economic Value Added or EVA" means Economic Profit for the current year minus Economic Profit for the immediately prior year.
    "Capital Charge" means, for a Performance Period, the amount obtained by multiplying the Cost of Capital for the Performance Period by the Operating Net Assets for the Performance Period.
    "Cost of Capital" means, for a Performance Period, the estimated weighted average of the Company's cost of equity and cost of debt for the Performance Period as determined by the Committee in its sole and absolute discretion. The
Committee will determine the Cost of Capital for a Performance Period within the first 90 days of the Performance Period.
    "Operating Net Assets" means, for a Performance Period, the net investment used in the operations of the Company.
Operating Net Assets is calculated from the Company's audited consolidated financial statements as being total assets minus non-interest-bearing liabilities adjusted for LIFO inventories, postemployment benefits other than pensions
(OPEB) and Wang in-process R&D.
    "Net Operating Profit After Tax" means, for a Performance Period, the after-tax operating earnings of the Company for the Performance Period adjusted for interest expense and Wang in-process R&D.



                                        DEFINITIVE COPY

(CORPORATE LOGO OMITTED)

EASTMAN KODAK COMPANY

This Proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints George M. C. Fisher and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of shareholders to be held on May 13, 1998, or any adjournment thereof.

            NOMINEES FOR DIRECTOR:

            Class I:   Delano E. Lewis

            Class II:  Alice F. Emerson, Harry L. Kavetas,
                       Paul H. O'Neill and Laura D'Andrea Tyson

            Class III: Daniel A. Carp and Durk I. Jager

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS, FOR THE AMENDMENT TO WAGE DIVIDEND PLAN, FOR THE AMENDMENT TO MANAGEMENT VARIABLE COMPENSATION PLAN AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING AN EXECUTIVE COMPENSATION REVIEW. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THE SHAREHOLDER PROPOSAL REQUESTING ANNUAL ELECTION OF DIRECTORS.

This Proxy will be voted as directed; if no direction to the contrary is indicated, it will be voted as follows:
   FOR the election of all nominees for director;
   FOR the ratification of election of independent accountants; FOR the amendment to Wage Dividend Plan;
   FOR the amendment to Management Variable Compensation Plan; AGAINST the shareholder proposal requesting an executive compensation review; and
   ABSTAIN with respect to the shareholder proposal requesting annual election of directors.

    (CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

                                          SEE REVERSE SIDE
[BOX OMITTED]


The Board of Directors recommends a vote FOR Items 1 through 4.


1.    Election of             FOR        WITHHOLD
      Directors                         AUTHORITY
                               0           0
______________________________________________________________


To withhold authority to vote for any particular nominee(s), write the name(s) above.

2.    Ratification            FOR        AGAINST       ABSTAIN
      of Election
      of Independent
      Accountants              0           0              0

3.    Amendment to            FOR        AGAINST       ABSTAIN
      Wage Dividend Plan       0           0              0

4.    Amendment to            FOR        AGAINST       ABSTAIN
      Management Variable
      Compensation Plan        0           0              0

The Board of Directors recommends a vote AGAINST Item 5.

5.    Shareholder             FOR         AGAINST       ABSTAIN
      Proposal-
      Executive Compensation
      Review                   0           0              0

The Board of Directors makes no recommendation with respect to
Item 6.


6.    Shareholder             FOR         AGAINST       ABSTAIN
      Proposal-
      Annual Election of
      Directors                0           0              0


If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not affect the
distribution of dividends or proxy statements.                0

I plan to attend the
Annual Meeting.                0

I plan to bring
a guest.                       0

When executed, promptly forward this card to: Proxy Services, Boston EquiServe, P. O. Box 9372, Boston, MA 02205-9942.




SIGNATURE(s)                                  DATE

NOTE: Please sign exactly as the name appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.







Boston EquiServe
Proxy Services

[CORPORATE LOGO OMITTED]

Kodak uses Boston EquiServe's web-based proxy system to allow you to securely vote over the web using Boston EquiServe's advanced web technology.

To vote your Kodak proxy using Boston EquiServe's secure Internet services, have your proxy card ready and click on the button below.

[BOX OMITTED]
                         Vote Proxy



       Copyright 1998 by Boston EquiServe, Limited Partnership and
                      Direct Report Corporation.
                        All rights reserved.

          Internet services provided by Shareholder Direct








Boston EquiServe
Web Proxy Voting

Please enter the 13 Digit Control Number located in the lower left corner of your proxy card and click on "Submit."


                    Control Number:
[BOX OMITTED]

                    Submit
[BOX OMITTED]


             Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

           Internet services provided by Shareholder Direct






Boston EquiServe
Web Proxy Voting

Eastman Kodak Company

You may now cast your vote by proxy for the Eastman Kodak Company Annual Meeting to be held on May 13, 1998 for shareholders of record as of March 16, 1998.

                        CUSIP: 277461-109





Proxy Voting Instructions

I hereby appoint George M. C. Fisher and Joyce P. Haag, and each of them, as Proxies, with full power of substitution, to vote, as designated, for director substitutes if any nominees become unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which I have power to vote at the Annual Meeting of shareholders to be held on May 13, 1998 or any adjournment thereof.

Please click on the button below to begin voting.

                            Begin Voting
[BOX OMITTED]




             Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

           Internet services provided by Shareholder Direct






Boston EquiServe
Web Proxy Voting

Eastman Kodak Company

Vote Each Proposal Selectively

Please vote on proposals 1 through 6 below by clicking on the box that indicates how you would like your shares voted on each proposal. When you have finished, click on the Submit button at the bottom of the page.

The Board of Directors recommends a vote FOR item 1.

1.  Election of Directors
    Nominees:
    Delano E. Lewis (Class I)
    Alice F. Emerson (Class II)
    Harry L. Kavetas (Class II)
    Paul H. O'Neill (Class II)
    Laura D'Andrea Tyson (Class II)
    Daniel A. Carp (Class III)
    Durk I. Jager (Class III)


[CIRCLE OMITTED] Vote For All Nominees
[CIRCLE OMITTED] Vote Withheld From All Nominees
[CIRCLE OMITTED] Withhold Selectively

Place a check mark next to each nominee from whom you would like to WITHHOLD your vote.

[BOX OMITTED] Delano E. Lewis (Class I)

[BOX OMITTED] Alice F. Emerson (Class II)

[BOX OMITTED] Harry L. Kavetas (Class II)

[BOX OMITTED] Paul H. O'Neill (Class II)

[BOX OMITTED] Laura D'Andrea Tyson (Class II)

[BOX OMITTED] Daniel A. Carp (Class III)

[BOX OMITTED] Durk I. Jager (Class III)


The Board of Directors recommends a vote FOR item 2.

2.  Ratification of Election of Independent Accountants

[CIRCLE OMITTED] For
[CIRCLE OMITTED] Against
[CIRCLE OMITTED] Abstain


The Board of Directors recommends a vote FOR item 3.

3.  Amendment to Wage Dividend Plan

[CIRCLE OMITTED] For
[CIRCLE OMITTED] Against
[CIRCLE OMITTED] Abstain

The Board of Directors recommends a vote FOR item 4.

4.  Amendment to Management Variable Compensation Plan

[CIRCLE OMITTED] For
[CIRCLE OMITTED] Against
[CIRCLE OMITTED] Abstain

The Board of Directors recommends a vote AGAINST Item 5.

5.  Shareholder Proposal - Executive Compensation Review

[CIRCLE OMITTED] For
[CIRCLE OMITTED] Against
[CIRCLE OMITTED] Abstain

The Board of Directors makes no recommendation with respect to Item 6.

6.  Shareholder Proposal - Annual Election of Directors

[CIRCLE OMITTED] For
[CIRCLE OMITTED] Against
[CIRCLE OMITTED] Abstain

[BOXES OMITTED]
                 Submit      Revise Ballot



             Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

           Internet services provided by Shareholder Direct







Boston EquiServe
Web Proxy Voting

Eastman Kodak Company

Proxy Confirmation

Please review your voting instructions indicated below.
You may then either submit your voting instructions or revise what you have entered.

Proposal 1.   Election of Directors

Proposal 2.   Ratification of Election of Independent Accountants

Proposal 3.   Amendment to Wage Dividend Plan

Proposal 4.   Amendment to Management Variable Compensation Plan

Proposal 5.   Shareholder Proposal - Executive Compensation Review

Proposal 6.   Shareholder Proposal - Annual Election of Directors


[BOXES OMITTED]
                  Submit       Revise



             Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

            Internet services provided by Shareholder Direct



Thank you for voting your proxy.

Please check any of the following that apply:

1. If you receive more than one Annual Report at the address set forth on your proxy card and have no need for the extra copy, please check the box that follows. This will not affect the distribution of dividends or proxy statements.
[BOX OMITTED]

2. I plan to attend the Annual Meeting.
[BOX OMITTED]

3. I plan to bring a guest.
[BOX OMITTED]

4. Please change my address.
                   My new address is:
[BOX OMITTED]

5. If you would like to receive an email confirmation of your vote, please check the box that follows and enter your email address below:
[BOX OMITTED]

6. We are considering sending communications to shareholders via email which will be much more convenient, timely and efficient than postal mail. If you would like to receive future communications via email, if we decide to do so, please check the box that follows, enter the last four digits of your Social Security Number and your email address below:
[BOX OMITTED]

         The last four digits of my Social Security Number are:
[BOX OMITTED]


If you checked "Yes" to either question 5 or 6, please enter your email address.

                          My email address is:
[BOX OMITTED]

                          Submit
[BOX OMITTED]


             Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

           Internet services provided by Shareholder Direct



Boston EquiServe
Web Proxy Voting

Eastman Kodak Company

[EXCLAMATION SYMBOL OMITTED]
           Thank you for your participation.

If you wish to vote another proxy or change your voting instructions, please vote again. For each proxy submitted, our system will automatically count only your last vote.

                         Vote Again
[BOX OMITTED]




            Copyright 1998 by Boston EquiServe, L.P. and
                      Direct Report Corporation.
                        All rights reserved.

           Internet services provided by Shareholder Direct

              Eastman Kodak Company Proxy Telephone Script

Topic Code:    1030
Description:   Control Number Entry
Voice Artist:  Male
Message:       Welcome to Shareholder Direct Telephone Proxy. Please be
assured that your telephone-based vote is strictly confidential. (Pause) Please use your telephone key pad to enter your thirteen-digit control number found in the lower left portion of your proxy card.

Topic Code:    1020
Description:   You Have Selected...
Voice Artist:  Male
Message:       You Have selected...

Topic Code:    9999
Description:   Eastman Kodak Company
Voice Artist:  Female
Message:       Eastman Kodak Company

Topic Code:    9997
Description:   Company Intro Message...
Voice Artist:  Female
Message:       This telephone system allows you to securely vote your
proxy.  This telephone proxy is solicited by Kodak's
Board of Directors for the Annual Meeting of shareholders on May 13, 1998. As owner of the shares represented by this proxy, you appoint George M. C. Fisher and Joyce P.
Haag as proxies. They will vote your shares as you direct on this call. Also, they, or either of them, may vote at the Annual Meeting, or any adjournment thereof, in their discretion, for director substitutes if any nominee becomes unavailable, on matters promptly brought before the Meeting, and on all matters incident to the conduct of the Meeting. (Pause) There are 6 items to be voted upon. You must vote on each item separately. (Pause)
The first item is Election of Directors. The Board of Directors recommends a vote FOR each of the nominees.

Topic Code:    2000
Description:   Vote All
Voice Artist:  Male
Message:       [Not Used]

Topic Code:    2010
Description:   Confirm Vote - All In Favor of Management
Voice Artist:  Female
Message:       [Not Used]

Topic Code:    2020
Description:   Confirm Vote - Vote Ballot Selectively
Voice Artist:  Female
Message:       [Not Used]


Topic Code:    3001
Description:   Director Election (Withhold Selectively)
Voice Artist:  Male
Message:       You will now vote for the Directors.  To accept all of
the Nominees, press 1. To withhold your vote from all of these Nominees, press 2. To withhold your vote from only some of the nominees, press 3.

Topic Code:    3010
Description:   Confirm Vote - Accept All
Voice Artist:  Female
Message:       You have chosen to elect all of the Nominees.

Topic Code:    3020
Description:   Confirm Vote - Withhold All
Voice Artist:  Female
Message:      You have chosen to withhold your vote from all of the
Nominees.

Topic Code:    3030
Description:   Confirm Vote - Withhold Selectively
Voice Artist:  Female
Message:       You have chosen to vote on a per Nominee basis.

Topic Code:    3100
Description:   Individual Director Election - Instructions
Voice Artist:  Male
Message:       The Board of Directors recommends a vote FOR each of
these nominees.

Topic Code:    3160
Description:   Please Consider...
Voice Artist:  Female
Message:       Please consider Nominee...

Topic Code:    3101
Description:   Board of Directors Nominee Number 1
Voice Artist:  Female
Message:       Delano E. Lewis, Class I Director

Topic Code:    3102
Description:   Board of Directors Nominee Number 2
Voice Artist:  Female
Message:       Alice F. Emerson, Class II Director

Topic Code:    3103
Description:   Board of Directors Nominee Number 3
Voice Artist:  Female
Message:       Harry L. Kavetas, Class II Director

Topic Code:    3104
Description:   Board of Directors Nominee Number 4
Voice Artist:  Female
Message:       Paul H. O'Neill, Class II Director


Topic Code:    3105
Description;   Board of Directors Nominee Number 5
Voice Artist:  Female
Message:       Laura D'Andrea Tyson, Class II Director

Topic Code:    3106
Description:   Board of Directors Nominee Number 6
Voice Artist:  Female
Message:       Daniel A. Carp, Class III Director

Topic Code:    3107
Description:   Board of Directors Nominee Number 7
Voice Artist:  Female
Message:       Durk I. Jager, Class III Director

Topic Code:    3170
Description:   Accept or Withhold Menu
Voice Artist:  Male
Message:       To vote for this Nominee as a director, press 1. To
withhold your vote from this Nominee, press 2.

Topic Code:    3171
Description:   Confirm Vote - Accept
Voice Artist:  Female
Message:       You have chosen to vote for...

Topic Code:    3172
Description:   Confirm Vote - Withhold
Voice Artist:  Female
Message:       You have chosen to withhold your vote from...

Topic Code:	   4003
Description:   Voting Issues
Voice Artist   Male
Message:       Item 2. Ratification of Election of Independent
Accountants. The Board of Directors Recommends a vote FOR
item 2.

Topic Code:	   4004
Description:   Voting Issues
Voice Artist   Male
Message:       Item 3. Amendment to Wage Dividend Plan. The Board of
Directors Recommends a vote FOR item 3.

Topic Code:    4005
Description:   Voting Issues
Voice Artist:  Male
Message:       Item 4. Amendment to Management Variable Compensation
Plan. The Board of Directors Recommends a vote FOR item
4.

Topic Code:    4006
Description:   Voting Issues
Voice Artist:  Male
Message:       Item 5. Shareholder Proposal: Executive Compensation
Review. The Board of Directors Recommends a vote AGAINST
item 5.


Topic Code:    4007
Description:   Voting Issues
Voice Artist:  Male
Message:       Item 6. Shareholder Proposal: Annual Election of
Directors. The Board of Directors makes NO recommendation with respect to item 6.

Topic Code:    4043
Description:   Voting Issues Menu (Without the Terminate Option)
Voice Artist:  Male
Message:       To vote for, press 1. To vote against, press 2.  To
abstain, press 3.

Topic Code:    4051
Description:   Confirm Vote - For
Voice Artist:  Female
Message:       You have chosen to vote for this proposal.

Topic Code:    4052
Description:   Confirm Vote -
Voice Artist:  Female
Message:       You have chosen to vote against this proposal.

Topic Code:    4053
Description:   Confirm Vote -
Voice Artist:  Female
Message:       You have chosen to abstain from voting on this proposal.

Topic Code:    1590
Description:   If This Is Correct...
Voice Artist:  Male
Message:       If this is correct, press 1. If this is not correct,
press 2.

Topic Code:    9998
Description:   If you plan to attend...or other "ending" message...
Voice Artist:  Female
Message:       If you would like to attend the Annual Meeting, change
your mailing address or discontinue duplicate mailings, please call 1-800-253-6057. (pause) Thank you for your interest in Kodak and for voting your shares. Remember, since you voted by phone, there is no need for you to return your proxy card. If you would like to change your vote, please call back and follow the instructions provided. Our system will count only your last vote for each proxy submitted.

Topic Code:    1600
Description:   Thank you.  And Good-bye.
Voice Artist:  Female
Message:       Thank-you for participating.  Good Bye.





March 19, 1998

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention:  Document Control

Subject:  Annual Meeting of Shareholders of Eastman Kodak Company
          May 13, 1998

Dear Sir:

Pursuant to Rule 14a-6 under the Securities Exchange Act, we hereby transmit for filing herewith the definitive proxy statement and form of proxy (including related materials through which shareholders may vote telephonically or through the Internet) for use in connection with the Annual Meeting of shareholders of Eastman Kodak Company to be held May 13, 1998. Mailing of the definitive proxy statement and form of proxy to shareholders is expected to commence on March 20, 1998.

Pursuant to Rule 14a-6(a) the Company did not file a preliminary proxy statement and form of proxy because the only matters to be acted upon at the Annual Meeting are the election of directors, ratification of the election of independent accountants, amendment of two compensation plans and action on two shareholder proposals.

The material changes from last year's proxy statement are as follows:

      1)    the inclusion of one additional shareholder proposal
(pages 16 through 18);

      2) the nomination for election of one Class I director, four Class II directors and two Class III directors;
and

      3)    the amendment of two compensation plans.

In addition, please be advised that the pagination of the electronically filed proxy statement differs from the printed version thereof and the printed proxy statement contains the performance graph while the electronic version contains a chart.




Securities and Exchange Commission--2
March 19, 1998



The ratification of election of independent accountants is a matter upon which shareholders must vote, according to the Company's by-laws. Item 18 of Schedule 14A is not, therefore, applicable to the election of independent accountants.

Under separate cover, eight copies of the Annual Report for the year 1997 are being forwarded to you. In addition, five copies of the Annual Report are being mailed to the New York Stock Exchange.

                              Very truly yours,


                              Joyce P. Haag
JPH:cbs
Enc

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16

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